Exhibit 10.1

Intellectual Property Asset Purchase Agreement

This agreement (the “Agreement”) is effective as of February 15, 2023,

BETWEEN:	MAINZ BIOMED N.V., a corporate body incorporated in Amsterdam, with its principal place of business located at Sirius Gutenberg Park Robert-Koch-Straße 50, 55129, Mainz, Germany;

hereinafter referred to as “MAINZ”,

AND:	Uni Targeting Research AS, a Norwegian limited liability company with company identification number 983 422 748 (“UTR”).

hereinafter referred to as “UTR”,

AND:	NORDA SA, c/o Andenaesgruppen, Stortingsgata 28, 0161 Oslo, Norway;

hereinafter referred to as “NORDA”.

AND:	MAINZ BIOMED GERMANY GMBH, a German limited liability company with company registration number HRB 41529.

hereinafter referred to as “MYNZ”.

MAINZ, MYNZ, UTR, and NORDA shall each individually be referred to as “Party” and collectively as “Parties”.

WHEREAS	UTR is the assignee of all of the intellectual property assets of COLOALERT AS, Storgata 61, Postbox 6504, 4307 Sandnes, Norway (“CAAS”) pursuant to the Agreement Regarding Assignment of IPR between UTR and CAAS effective May 31, 2022, wherein UTR assumed all of the rights, interest and obligations of CAAS in and to (i) the ColoAlert Test Agreements and (ii) CA’s Intellectual Property Rights to the ColoAlert Test as defined the May 31, 2022 agreement.

WHEREAS	MYNZ is a wholly owned subsidiary of MAINZ and is the successor, in all respects relevant to this Agreement, to the business of PharmGenomics GmbH, Robert-Koch-Strasse 50, 55129 Mainz, Germany (hereinafter “PGx”), including the Option to Purchase Intellectual Property Assets effective February 2021 (the “Option Agreement”) by and between PGx, UTR, and NORDA.

WHEREAS	The Option Agreement reflects a culmination of several previous agreements between PGx, CAAS, UTR and NORDA related to certain Intellectual Property Assets as defined in the Option Agreement and previous agreements.

WHEREAS	MAINZ, as owner of MYNZ’s rights in the Option Agreement, wishes to exercise the option provided in the Option Agreement.

WHEREAS	The Parties have negotiated new terms for MAINZ’s exercise of the option and and MAINZ’s purchase of the Intellectual Property Assets.

WHEREAS	The Parties intend for this Agreement to supersede and replace all Prior Agreements between PGx, MYNZ, NORDA and UTR with respect to the Intellectual Property Assets.

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NOW THEREFORE IN CONSIDERATION of the premises and of the mutual covenants herein set forth, the Parties have covenanted and agreed as follows:

1.	Definitions

1.1	ColoAlert Technology means all all inventions, know how, technology, patent applications, methods, SOP’s, clinical studies and samples and results thereof, trade secrets, trade names, samples, and all historic work by UTR, NORDA, and PGx work related to CRC diagnostics, related to the ColoAlert Test, including the “Genefec Technology”, in any form, including and all documents protocols, samples and results from the Quantitative and qualitative DNA tests 2009 and data, samples and results from the Leipzig study 2008.

1.2	ColoAlert Test means the ColoAlert Test as further as described in Appendix A, including the Stool Collection Kit and the Laboratory Kit that has been developed by CAAS, NORDA, PGx or any contractors of subcontractors thereof.

1.2	“Effective Date” means: as of January 1, 2023.

1.3	Laboratory Kit: means: each ColoAlert Test sold to a third party or any commercially performed single test/analysis in MAINZ’s laboratory. Any laboratory kits used in the context of clinical trials are excluded.

1.4.	Intellectual Property the ColoAlert Technology, the Patent Rights, and the Trademarks, including any and all intellectual Property as defined by the Agreement for the Assignment of IPR effective May 31 2022 between CAAS and UTR.

1.5	Patent Rights means all applications and all patents which may be granted thereon related to the ColoAlert Technology, and all divisions, renewals and continuations thereof, and all patents which may be granted thereon and all reissues and extensions thereof; which may hereafter be filed in any country or countries, together with the right to file such applications and the right to claim for the same the priority rights derived from the patent under the patent laws of the United States, Europe, the International Convention for the Protection of Industrial Property, or any other international agreement or the domestic laws of the country in which any such application is filed, as may be applicable.

1.6	Prior Agreements means those agreements by and between UTR, CAAS, NORDA MYNZ, and/or MAINZ related to the Intellectual Property as listed in Exhibit B.

1.7	Trademarks means the ColoAlert trademark in any form and in any country, including but not limited to Registration No. DE302014052515and any other trademark registration or application for registration owned by UTR and/or NORDA directed to any aspect of the ColoAlert Test.

2.	Assignment of Intellectual Property

2.1	UTR and NORDA, individually and collectively, hereby sell, assign, transfer and convey to MAINZ, its successors and assigns, their entire right, title and interest in and to the Intellectual Property.

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3.	Consideration

3.1	MAINZ will pay UTR an assignment fee of US$2,000,000 (two million U.S. dollars) (the “Assignment Fee”) according to the following schedule

(a)	within five days after date this Agreement is executed, MAINZ will pay UTR US$500,000.

(b)	within 10 days of each calendar quarter end (March 31, June 30, September 30, and December 31), beginning with the second calendar quarter of 2023, MAINZ will pay UTR US$100,000 (one hundred thousand United States dollars) for fifteen calendar quarters.

(c)	notwithstanding the above, if MAINZ should raise equity capital, either in a single transaction or in a series of transactions, of US$50,000,000 (fifty million United States dollars) or more, then the Assignment Fee shall be paid in full. MAINZ shall inform UTR and NORDA about any such transactions and pay the remaining Assignment Fee without undue delay after said transactions are completed.

3.2	Upon the Effective Date, MAINZ shall deliver to 300,000 shares of restricted stock in MAINZ (200,000 of such shares will be issued to UTR and 100,000 of such shares will be delivered to NORDA) subject to one year lock up and leak out with 12.5% per quarter free each quarter after the first anniversary of the Effective Date.

3.3	MAINZ shall pay UTR a “Revenue Share” of US$1.00 (one US dollar) for each Laboratory Kit sold until December 31, 2032, beginning 1 January 2023 (the “Revenue Share”). No further Revenue Share obligations or any or other obligation are due after December 31, 2032.

4.	Payment Terms

4.1	Payment Obligations. The Revenue Share according to Section 3.3 will accrue and will be payable to UTR when Laboratory Kits are invoiced, or if not invoiced, when delivered or otherwise exploited by MAINZ in a manner constituting a sale.

4.2	Schedule. MAINZ will pay the accrued Revenue Share to UTR quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Revenue Share which has accrued for the most recently completed calendar quarter.

4.3	As long as any amount of the Assignment Fee is outstanding, MAINZ shall not incur, or enter into any agreement to incur, any loan, debt or credit whatsoever, or grant or allow to be maintained any security over any of its assets, without the prior written consent of UTR, except for a Permitted Loan. A Permitted Loan is a a debt instrument that is approved by the Company’s Board of Directors. In case of breach of this clause by MAINZ, UTR shall have the right to demand payment of the entire outstanding Assignment Fee by five (5) calendar days notice, whereupon the entire outstanding Assignment Fee shall become immediately due and payable.

4.4	Currency. All consideration due UTR will be payable and will be made in US dollars to UTR by wire transfer to an account designated by UTR. UTR is responsible for all bank or other transfer charges.

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4.5	Late Payments. In the event that any monies owed to UTR are not received by UTR when due, MAINZ will pay to UTR interest at a rate of eight percent (8%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by UTR.

4.6	Remedy for Non-Performance. If MAINZ fails to pay any consideration according to Sections 3.1-3.3 within three (3) months of receiving notice of default from UTR, Mainz agrees to provide UTR a world-side, full paid up, royalty free, non-exclusive license to the Intellectual Property, which shall include improvements to said Intellectual Property. Mainz may terminate the non-exclusive license if Mainz cures such default within six (6) months of notice from UTR.

4.7	MAINZ’s sole obligations for payment under Sections 3.1-3.3 are to UTR only. NORDA agrees that it will seek an appropriate share of any consideration soley from UTR, such share to be determined and memorialized in a separate agreement by and between NORDA and UTR. NORDA agrees that MAINZ has no obligation for payment of any consideration to NORDA.

5.	Patent Rights; UTR and NORDA Cooperation

5.1	Upon execution of this Agreement, and following due payment of the consideration under Section 3.1(a), MAINZ will have the sole right and obligation regarding patent prosecution, maintenance and enforcement of the Patent Rights.

5.2	UTR and NORDA hereby agree, upon the request and at the expense of MAINZ, its successors and assigns,

(a)	to perform all commercially reasonable acts deemed necessary or desirable by the MAINZ to permit and assist the MAINZ, at the MAINZ’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Intellectual Property.

(b)	to execute any and all original patent applications, divisional, continuation and substitute applications arising from the Intellectual Property, and any necessary oath, affidavit or declaration relating thereto, and any application for the reissue or extension of any Letters Patent that may be granted upon said application and any and all applications and other documents for Letters Patent in foreign countries on said invention, that MAINZ, its successors or assigns may deem necessary or expedient, and UTR and NORDA authorize MAINZ to apply for patents for said invention in its own name in such countries where such procedure is proper, and

(c)	upon the request of MAINZ, its successors and assigns to cooperate to the best of the ability of the UTR and NORDA and to a reasonable extent with MAINZ, its successors and assigns, in any proceedings or transactions involving such applications or patents, including the preparation and execution of preliminary statements, giving and producing evidence, and performing any and all other acts necessary to obtain, maintain and enforce the Patent Rights, worldwide, and vest all rights therein hereby conveyed in MAINZ, its successors and assigns, whereby said Patent Rights will be held and enjoyed by MAINZ, its successors and assigns, to the full end of the term for which said Patent Rights will be granted, as fully and entirely as the same would have been held and enjoyed by UTR and/or NORDA if this assignment had not been made.

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5.3	If, during any proceeding before any tribunal regarding the Patent Rights, UTR and/or NORDA are required by law to be joined as a party to such proceeding, UTR and/or NORDA will join and cooperate at the expense of MAINZ.

5.4	If UTR and/or NORDA require counsel in view of the obligations of Sections 5.2 or 5.3, MAINZ will be entitled to select counsel with the consent of UTR and/or NORDA which consent shall not be unreasonably withheld, provided that UTR and/or NORDA shall be able to select counsel to clarify its obligations towards MAINZ under the Agreement. MAINZ will pay all fees for counsel and other fees necessary for UTR’s and/or NORDA’s cooperation with or participation in any proceeding.

6.	Relationship to Prior Agreements

6.1	This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the MAINZ, MYNZ, NORDA and UTR with respect to the subject matter hereof, including all of the Prior Agreements, provided that MAINZ shall pay all outstanding Protection Fees and other fees owed to UTR and/or NORDA at the date of execution of this Agreement, which the Parties agree shall be €12.275. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder. As certain agreements related to the Intellectual Property have been entered into between MYNZ, UTR and/or NORDA, MYNZ has been included as a party to this Agreement to give effect to this Section 6.1. For clarity, MYNZ shall not have any other rights under this Agreement nor any further obligations to NORDA and/or UTR.

6.2	In consideration for the payments set forth in Section 3, NORDA and UTR, each on their own behalf, and on behalf of their respective heirs, successors, subsidiaries, affiliates, assigns, agents, officers, directors, employees and related entities, hereby release, remise, acquit, forever discharge and covenant not to sue PGx, MYNZ or MAINZ, and their current and former officers, directors, employees, attorneys, agents, representatives, affiliated entities, subsidiaries, successors and assigns from any and all claims, demands, causes of action, suits, debts, obligations, choses in action, liabilities, damages, interest, fees, costs, expenses and rights whatsoever, in law or equity, known or unknown, suspected or unsuspected, previously existing or existing as of the Effective Date of this Agreement arising out of or relating to any acts, errors, omissions, contracts, torts, federal or state statute, to the extent that such claims arose or could have been asserted prior to the Effective Date.

7.	Warranties

7.1	NORDA and UTR individually warrant themselves to be the owner of the entire right, title and interest in the Intellectual Property belonging to NORDA and UTR respectively at the Effective Date and to have the right to make this assignment, and further warrants that there are no outstanding prior assignments, licenses, or other liens or encumbrances on the Intelletual Property herein assigned. For clarity, NORDA and UTR respectively warrants on behalf of itself and not on behalf of the other entity, meaning that UTR shall not be liable for any lack of right, title and interest in the Intellectual Property transferred to MAINZ by NORDA, and the same shall hold for NORDA regarding Intellectual Property transferred to Main by UTR.

7.2	UTR and NORDA represent and warrant that they do not own or control, directly or indirectly, any patents, patent applications, know-how, trade secrets or other intellectual property rights, other than the Intellectual Property assigned herein, that MAINZ may reasonably require or find useful in the manufacture, import, use and/or sale of any Laboratory Test and any component thereof, and any other laboratory test incorporating the Intellectual Property relating to CRC.

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7.3	Each Party (i) has the corporate power and/or authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all the necessary corporate or civil action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of each Party and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

7.4	Consents. All necessary consents, approvals and authorizations of all governmental authorities and any third parties required to be obtained by such Party in connection with this Agreement have been obtained.

7.5	No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate applicable laws, and (ii) do not conflict with or constitute a default under any contractual obligation of such Party.

7.6	UTR and NORDA warrant or represent that the ColoAlert Test is free from claims or allegations of infringement of third party patents, copyrights, trademarks, industrial design or other intellectual property rights, and that to UTR’s and NORDA’s knowledge, they are not aware that the ColoAlert Test conflicts with, infringes upon or violates any patent, copyright, trademark, registration or other intellectual property right of any other person or entity. UTR and NORDA shall in no event be liable for any infringement of any patent rights or other intellectual property rights of a third party related to the use of the Intellectual Property and Labatory Kits.

8.	Books and Record

8.1	Auditing. MAINZ shall keep complete and accurate books and records in accordance with established accounting principles in sufficient detail to permit ready computation of the Revenue Share payments required under this Agreement. Books and records shall be open to inspection by representatives or agents NORDA and/or UTR at reasonable times and upon reasonable notice to MAINZ. NORDA and UTR shall bear the fees and expenses of such examination but if an error in Revenue Share of more than 2.5 percent (2.5%) of the total Revenue Share due for any year is discovered in any examination then MAINZ shall bear the fees and expenses of that examination and shall remit such underpayment (together with the fees and expenses) to UTR within thirty (30) days of the examination results. Audits are limited to the previous three years of sales of Laboratory Tests.

9.	Liability

9.1	UTR and NORDA undertake no responsibility for the risks of industrial realisation and commercial exploitation of the Intellectual Property and/or the Labatory Kits. UTR and NORDA do not warrant the validity or scope of the Patent Rights and the Intellectual Property. The invalidation, revocation or limitation of any Patent Rights or Intellectual Property shall not entitle MAINZ to any claims for damages or other remedies.

9.2	MAINZ shall assume full responsibility for its use of the Laboratory Kits and Intellectual Property and shall defend, indemnify and hold UTR and NORDA harmless from and against all liability, costs, demands, damages, expenses (including attorney’s and expert witness fees and expenses) and losses by reason of death, personal injury, illness or property damage, or any other injury or damage arising out of the use of the Labatory Kits and Intellectual Property, including but not limited to, the use or reliance upon the Labatory Kits and Intellectual Property by third parties.

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9.3	No compensation shall be payable with respect to any claim unless MAINZ notifies UTR and NORDA in writing without undue delay after MAINZ became aware that a claim could be brought, together with a reasonable specification of the basis for the claim and the estimated amount of the loss to the extent known by MAINZ.

9.4	The total aggregate and collective liability of UTR and NORDA under this Agreement shall not exceed $2,000,000.

9.5	Except for claims arising for breach of any warranty according to Section 7.1-7.6, (a) the time limitation for forwarding claims under the Agreement shall be 3 (three) years after the signing of this Agreement, and (b) no compensation shall be payable for any loss to the extent the loss is recoverable under any insurance for the benefit of MAINZ.

10.	Assignment

10.1	MAINZ may assign this Agreement without consent of UTR or NORDA, provided that (i) the portion of the Assignment Fee due and owing at the time of the assignment is paid in full and (ii) MAINZ informs UTR and NORDA about any such assignment prior to implementation of the assignment.

Notwithstanding the above, UTR and NORDA shall have the right to refuse consent should the assignee, in UTR and NORDA’s commercially reasonable opinion, not have the financial means to pay the remaining Assignment Fee.

UTR and/or NORDA may not assign this Agreement without written authorization from MAINZ, not to be unreasonably withheld.

11.	Taxes

11.1	All tax liability of UTR and/or NORDA associated with this Agremeent or any consideration pursuant to Section 3 shall be the sole responsility of UTR and/or NORDA.

12.	Publicity

12.1	UTR and Norda agree not to use MAINZ’s name, nor any of their trademarks (registered or not), including those assigned herein, logos, slogans, trade names, domain names or other identifiers, for any means without the prior written consent of MAINZ. However, NORDA and UTR may mention, without MAINZ’s prior authorization the existence of this Agreement and the assignment of rights herein without disclosing the terms and conditions of the assignment.

13.	Applicable Law

13.1	This Agreement shall be governed by and construed in accordance with the laws of Germany in force therein without regard to its conflict of law rules. For the purposes hereof, the Parties elect domicile in the judicial district of Mainz, Germany.

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14.	Arbitration in Case of Disagreement

14.1	In the event of any dispute arising between the parties concerning this Agreement, its enforceability or the interpretation thereof, the same shall be finally resolved by a single arbitrator appointed pursuant to Mediation Rules of the European Centre of Arbitration and Mediation. The place of arbitration shall be Frankfurt, Germany. The language to be used in the arbitration proceedings shall be English.

14.2	Notwithstanding the foregoing, either Party may apply to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

15.	Confidential Information

15.1	Other than as expressly provided herein, UTR and NORDA may not (i) disclose the Confidential Information or (ii) use the Confidential Information, without the prior written approval of MAINZ; except that UTR and NORDA may disclose the Confidential Information to its or their employees and other persons under its supervision that are operating within its organization, who (A) have a legitimate “need to know” to comply with the terms of this Agreement; (B) are informed of the confidential nature of the Confidential Information; and (C) are obligated to protect such Confidential Information pursuant to terms and conditions not less restrictive than those contained in this Agreement.

15.2	UTR and NORDA acknowledge that the Confidential Information contains trade secrets that require perpetual non-disclosure to protect Mainz commercial interests in the Intellectual Property.

15.3	Mainz may disclose any or all Confidential Information without permission from UTR or NORDA.

15.4	“Confidential Information” means:

(a)	the terms and conditions of this Agreement,

(b)	any and all confidential or proprietary information shared between or among Parties for the purposes of this Agreement, and

(c)	any and all Intellectual Property, expressed in whatever form and may include technical information, procedures, formulae, protocols, software, specifications, flowcharts, instructions, research, financial or marketing data, business plans, patent applications, and other documents and materials, and all modifications, variations, updates, enhancements and improvements thereof. Confidential Information may include unique combinations of separate items, which individually may or may not be confidential.

The Parties acknowledge that the following information is not considered Confidential Information:

(b)	information that is published or becomes available to the general public other than through a breach of this Agreement;

(c)	information that is obtained from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to MAINZ;

(d)	information that is independently developed by employees, agents or consultants of NORDA and/or UTR have no knowledge of or access to the Confidential Information as evidenced by the business records of UTR and/or NORDA; or

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15.5	Disclosure Required by Law. If, in the reasonable opinion of Receiving Party’s counsel, any of Disclosing Party’s Confidential Information is required to be disclosed pursuant to law, regulation, court order, or rules of the stock exchange on which the securities of the Receiving Party is traded, Receiving Party shall give Disclosing Party prompt, written notice (of at least five (5) business days’, if reasonably possible) in order to allow Disclosing Party to take whatever action it deems necessary to protect its Confidential Information. In the event that Receiving Party is legally obligated to disclose Confidential Information of the Disclosing Party, Receiving Party shall furnish only that portion of the Confidential Information which Receiving Party is advised by Receiving Party counsel is legally required.

16.	Notices

16.1	All notices or other documents that either of the Parties hereto are required or may desire to deliver to the other party hereto may be delivered by personal delivery, by courier, by telecopy, or by registered or certified mail, all postage and other charges prepaid, or by electronic mail upon confirmation of the recipient, at the address for such party set forth hereinafter or at such other address as that party may designate in writing to the other.

If to MAINZ or MYNZ:

MAINZ BIOMED N.V.

Att. To: Bill Caragol

Robert-Koch-Strasse 50

55129 Mainz, Germany

Phone: +49 (0) 6131 / 55428-60

Email: Bill.Caragol@mainzbiomed.com

If to UTR:

Uni Targeting Research AS

Att. To:

Address

Phone:

Email:

If to NORDA:

NORDA SA

Att. To:

c/o Andenaesgruppen, Stortingsgata 28

55129 Mainz, Germany

Phone:

Email:

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17.	No Waiver

17.1	No condoning or overlooking by any Party of any default or breach by any other Party in respect of any terms of this Agreement shall operate as a waiver of such Party’s rights under this Agreement in respect of any continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by such Party, save only an express waiver in writing.

18.	Force Majeure

18.1	The Parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control and those which are not a result of the defaulting party’s making or negligence or contribution, including, without limitation, pandemic, war, riots, and insurrection, laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the Parties’ respective obligations hereunder will resume.

19.	Independence of Individual Clauses

19.1	In the event that any part, session, clause, paragraph or subparagraph of this greement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

20.	This Agreement Comprises Entire Understanding between Parties

20.1	This agreement set forth the entire understanding between the Parties and no modifications hereof shall be binding unless executed in writing by the Parties hereto.

21.	Electronic Copy

21.1	The Parties agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

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IN CONSIDERATION WHEREOF the Parties hereto have executed this Agreement on the dates and locations set forth below but effective as of the date first above written by their duly authorized officer.

Uni Targeting Research AS

/s/ Hans Hekland		Date: 2/15/2023
Name:	Hans Hekland
Title:	CEO

MAINZ BIOMED N.V.

/s/ Guido Baechler		Date: 2/15/2023
Name:	Guido Baechler
Title:	CEO

NORDA AS

/s/ Christian Abyholm		Date: 2/15/2023
Name:	Christian Abyholm
Title:	Chairman

MAINZ BIOMED GERMANY GMBH

/s/ Moritz Eidens		Date: 2/15/2023
Name:	Moritz Eidens
Title:	CSO

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